Hart & Trinen, LLP
                               1624 Washington St.
                                Denver, CO 80203
                                 (303) 839-0061
                               (303) 839-5414 Fax


February 28, 2001


LAM Pharmaceutical Corp.
800 Sheppard Avenue West,
Commercial Unit 1
North York, Ontario
Canada  M3H 6B4

This letter will constitute an opinion upon the legality of the sale by certain Selling Shareholders of LAM Pharmaceutical Corp., a Delaware corporation ("LAM"), of up to 5,938,473 shares of Common Stock, all as referred to in the Registration Statement on Form SB-2 filed by the Company with the Securities and Exchange Commission.

We have examined the Articles of Incorporation, the Bylaws and the minutes of the Board of Directors of the Company and the applicable laws of the State of Delaware, and a copy of the Registration Statement. In our opinion, the Company was and is authorized to issue the shares of stock mentioned above and such shares will, when sold, be legally issued, fully paid and non-assessable.

Very truly yours,

HART & TRINEN
William T. Hart